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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 2, 2006

MAYSIA RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-52025	N/A
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

1600 Beach Avenue
Suite 1810-D
Vancouver, British Columbia
Canada V6G 1Y8
(Address of principal executive offices and Zip Code)

(604) 728-6111
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02     DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On August 1, 2006, we accepted the resignation of Gurdeep Kainth as the Company's director and secretary.

On August 1, 2006, we accepted the resignation of Saleem Mohamed as our principal financial officer and principal accounting officer.

On August 1, 2006, we appointed Gordon A. Samson as our principal financial officer, principal accounting officer, secretary, and a member of the board of directors. Mr. Samson is an accountant with approximately 20 years of experience in the financial arena. From April 1997 to March 2000, Mr. Samson was an account manager and investment advisor with Global Securities Corporation and provided controller services to a variety of publicly held companies.  From March 2000 to November 2000, Mr. Samson was a controller and consultant for American Resource Managements Consultant, Ltd. and provided financial services to several companies.  During that time, Mr. Samson was a member of the board of directors of Manu Forti Group, Inc. (OTCBB - "MNFG"), Data Fortress Systems Group, Ltd. (OTCBB - "DFGRF") and CYOP Systems International, Inc. (OTCBB - "CYOI"). From November 2000 to April 2001, Mr. Samson was a corporate finance associate with Moore Consulting Services, Inc. and provided operational, due diligence, and business plan services for corporate and business sponsor use.  Subsequent to that time, Mr. Samson has provided contract financial services to a variety of companies.

We have not entered into any related transactions with Mr. Samson has not entered into any employment agreement in connection with his appointment.

Effective January 24, 2005, the board of directors appointed Mark Lambert as our chief operating officer. Mr. Lambert earned a Bachelor of Science degree in chemical engineering from the University of California, Berkeley and a Master of Business Administration in Marketing from Golden Gate University in San Francisco, California.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 2nd day of August, 2006.

MAYSIA RESOURCES CORPORATION

BY:	SALEEM MOHAMED
Saleem Mohamed
President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer and a member of the Board of Directors